UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	June 14, 2006
Coconut Palm Acquisition Corp.

(Exact Name of Registrant as Specified in Its Charter)
Florida

(State or Other Jurisdiction of Incorporation)

000-51418	20-2763411

(Commission File Number)	(IRS Employer Identification No.)

595 South Federal Highway, Suite 500, Boca Raton, Florida	33432

(Address of Principal Executive Offices)	(Zip Code)
(561) 955-7300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
As previously announced, Coconut Palm Acquisition Corp. (the “Company”) has entered into an Agreement and Plan of Merger with Equity Broadcasting Corporation (“EBC”) and certain shareholders of EBC pursuant to which EBC will merge with and into the Company with the Company remaining as the surviving corporation (the “Merger”). The Company has been informed by EBC that EBC shareholders have approved the Merger. The Company has also been informed that EBC and each member of the EBC board of directors has been named in a lawsuit filed by an EBC shareholder in the circuit court of Pulaski County, Arkansas on June 14, 2006. The lawsuit was filed as a class action, meaning that the plaintiff, Mr. Max. Bobbitt, seeks to represent all shareholders in the class, provided the class is certified by the court. The complaint makes various allegations against EBC and the board of EBC with respect to the Merger and other matters. In addition to requesting unspecified compensatory damages, the plaintiff also requested injunctive relief to enjoin the EBC annual shareholder meeting and the vote. An injunction hearing was not held before the EBC annual meeting regarding the Merger so the meeting and shareholder vote proceeded as planned and the EBC shareholders approved the Merger. The board of directors of EBC view this as a baseless lawsuit, and will vigorously defend the matter. The Company and EBC are proceeding with Merger in accordance with the terms of the Agreement and Plan of Merger.
CPAC and its officers and directors may be deemed to have participated in the solicitation of proxies from CPAC's stockholders in favor of the approval of the merger. Information concerning CPAC's directors and executive officers is set forth in the publicly filed documents of CPAC. Stockholders may obtain more detailed information regarding the direct and indirect interests of CPAC and its directors and executive officers in the merger by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the Securities and Exchange Commission.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 23, 2006	COCONUT PALM ACQUISITION CORP.
/s/ Richard C. Rochon
Richard C. Rochon
Chairman and Chief Executive Officer

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